Exhibit 99.2

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
1

Prepared Remarks

Nuance Fourth Quarter and Fiscal 2015
Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. EDT today and will include only brief comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at www.nuance.com. The call can also be heard by dialing 800-230-1085 or 612-288-0329 at least five minutes prior to the call and referencing code 372344. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 372344.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.)

Summary of Business and Financial Trends
In the fourth quarter, we continued to improve our performance, evolve our business toward recurring revenue models, execute upon our transformation program, and position the company for increased future revenue growth.

Our improved performance is evidenced in several key metrics. In the fourth quarter of 2015, we delivered non-GAAP revenue of $513.3 million and non‑GAAP fully diluted earnings per share of $0.41, both above our guidance ranges. Strong net new bookings in Q4 15 resulted in 9% year-over-year net new bookings growth. In Q4 15, our non-GAAP gross margin improved year-over-year for the third consecutive quarter. We also reported positive trends in non-GAAP operating margin, non‑GAAP EPS, operating cash flow and deferred revenue. We now have seen year-over-year improvement in each of these metrics for at least five consecutive quarters. For Q4 15 compared to the quarter a year ago, non-GAAP gross margin increased by 40 basis points, non-GAAP operating margin increased by 430 basis points, non-GAAP diluted EPS grew by $0.08, operating cash flow increased 58%, and total deferred revenue grew by 22%.

In 2015, we initiated a formal transformation program designed to focus our product investments on our best growth opportunities, increase operating efficiencies, reduce costs and further enhance shareholder value through share buybacks. We intensified our focus on the program in Q4 15 and are pleased with progress evidenced by year-over-year improvements in gross margins, operating margins and earnings per share. We continued to reallocate investments toward our largest opportunities, including for example automotive, Dragon Medical, multi-channel and voice biometrics solutions, and multi-function printer (MFP) offerings.

Within this program, we have targeted expense reductions that will contribute $125 million in total annualized cost savings by the close of fiscal 2016. We have reduced expenditures broadly in cost of goods sold and operating expenses, which contributed to our improved year-over-year performance in Q4 15. Actions to date, under this program, have contributed more than $75 million in annualized savings and represent substantial progress toward our goal. We also continued to execute under our stock repurchase plan. As of September 30, 2015 we had repurchased 31.2 million shares of our common stock, and we had $490 million remaining under the Board’s $1 billion repurchase authorization.

The transformation of our business model toward recurring revenue continued in the fourth quarter, with non-GAAP recurring revenue representing 68% of non-GAAP total revenue, compared to 63% a year ago. For the full-year,

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
2

non-GAAP recurring revenue represented 66% of total non-GAAP revenue, up from 64% in 2014. Deferred revenue grew $120.1 million or 22% year over year.

Fourth Quarter 15 Key Financial Results
Today, we reported fourth quarter 2015 non-GAAP revenue of $513.3 million, compared to $520.3 million a year ago. Fourth quarter 2015 GAAP revenue was $504.1 million, compared to $502.3 million a year ago. Our results reflect a 3% organic decline in non-GAAP revenue compared to the same quarter last year. Fourth quarter 2015 revenue was negatively affected by currency fluctuations. If we applied fourth quarter 2014 currency rates to our fourth quarter 2015 non-GAAP revenue, we would have achieved approximately 1% organic non-GAAP revenue growth for the quarter.

Net new bookings in the quarter were $357.4 million, up 9% compared to $328.8 million in Q4 14, and benefitted from robust bookings performance in our healthcare, MFP and automotive businesses. If we applied fourth quarter 2014 currency rates to our fourth quarter 2015 net new bookings, we would have achieved 12% net new bookings growth. As we have noted previously, bookings growth can vary from quarter to quarter, depending on the timing of large transactions. At the end of the quarter, the Estimated 3-Year Value of Total On-Demand Contracts was $2,299.1 million, down slightly from $2,312.6 million a quarter ago owing to a modest reduction in mobile operator services.

Table: Net New Bookings and Estimated On-Demand Contract Values

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Net New Bookings (millions)	$321.5	$419.8	$330.4	$328.8	$303.8	$304.7	$484.4	$357.4
Estimated 3-Year Value of Total On-Demand Contracts (millions)	$2,224.6	$2,195.6	$2,259.3	$2,246.1	$2,227.2	$2,177.9	$2,312.6	$2,299.1

Fourth quarter 2015 non-GAAP fully diluted EPS was $0.41, above our guidance range of $0.33 to $0.37 and up from $0.33 a year ago. Fourth quarter 2015 GAAP EPS was $(0.04) per share, down from ($0.00) a year ago. Non‑GAAP operating margin was 30.2%, up 430 basis points from 25.9% a year ago. Non-GAAP operating margins improvement resulted from non-GAAP gross margin improvement of 40 basis points, from 64.0% in Q4 14 to 64.4% in Q4 15, as well as cost reductions in all of our operating expense categories from a year ago.

Cash flow from operations (CFFO) was a record $151.6 million, up 58% from $95.9 million a year ago owing to strong profitability and DSO improvements. CFFO as a percent of non-GAAP net income was 117%, up from 89% a year ago.

Fiscal 2015 Key Financial Results
For fiscal 2015, we reported Non-GAAP revenue of $1,979.1 million, down slightly from $1,987.1 million in fiscal 2014. Fiscal year 2015 GAAP revenue was $1,931.1 million, up slightly from $1,923.5 million in fiscal 2014. Fiscal 2015 revenue was negatively affected by currency fluctuations. If fiscal 2014 currency rates were applied to Nuance’s fiscal 2015 non-GAAP revenue, we would have achieved approximately 1% organic non-GAAP revenue growth for the year.

In fiscal 2015, total net new bookings were $1,450.4 million, up 4% from $1,400.6 million in fiscal 2014. At constant currency, we would have achieved 6% net new bookings growth for the fiscal year. Total non-GAAP

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
3

recurring revenue at the end of fiscal 2015 was $1,314.7 million and represented 66% of total non-GAAP revenue, compared to $1,263.3 million and 64% in fiscal 2014.

In fiscal 2015, we reported non-GAAP net income of $411.6 million, or $1.27 per diluted share, compared to $360.1 million, or $1.12 per diluted share, in fiscal 2014. We recognized GAAP net loss of $(115.0) million, or $(0.36) per share, compared to GAAP net loss of $(150.3) million, or $(0.47) per share, in fiscal 2014. Our fiscal 2015 non-GAAP operating margin was 26.2%, compared to 23.7% in fiscal 2014. Non-GAAP operating margin improvement resulted from a 70 basis point improvement in non-GAAP gross margins, from 62.2% in fiscal 2014 to 62.9% in fiscal 2015, as we achieved gross margin expansion in each revenue line item. In addition, we experienced cost reductions in all major operating expense line items as we intensified our commitment in 2015 to deliver cost efficiencies and drive greater profitability for the business.

Nuance reported record full-year cash flow from operations of $487.6 million, up 36% compared to $358.1 million in fiscal 2014, benefitting from strong profitability and DSO improvements. CFFO as a percent of non-GAAP net income was 118%, up from 99% a year ago, well in excess of our annual target of 100%.

Nuance ended fiscal 2015 with total deferred revenue of $668.2 million, up 22% compared to $548.1 million a year ago. Nuance ended fiscal 2015 with $568.8 million in cash, cash equivalents and marketable securities.

Segment Discussions

Healthcare
Our Healthcare business achieved another quarter of strong year-over-year net new bookings growth and delivered organic revenue growth in the fourth quarter, both led by Dragon Medical, Clintegrity and diagnostics solutions. Customer interest has been strong in our Clintegrity clinical documentation improvement (CDI) solutions, driven in part by recent ICD-10 regulations and broader trends toward value-based care. We accelerated our cloud-based Dragon Medical and next generation computer-assisted CDI solutions, including Dragon Medical Advisor, a tool that helps physicians improve the specificity of clinical documentation. The business continued to expand its addressable opportunities with progress in offering core clinical documentation and diagnostics solutions to ambulatory and mid-size hospitals and health systems. Dragon Medical and health information management (HIM) solutions are increasingly purchased in large bundled deals and we have seen strong demand for professional services to complement our technologies. The number of lines transcribed in our transcription on-demand business declined modestly compared to last quarter, driven primarily by fewer billable working days and some EMR erosion that was only partially offset by new customer growth. Segment margin improved 420 basis points sequentially and 300 basis points over the same period last year, owing to increased operating efficiencies.

Table: Healthcare Lines

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Annualized line run-rate in healthcare on-demand business (in billions)*	5.070	5.491	5.538	5.421	5.433	5.395	5.471	5.278

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
4

Mobile & Consumer
Mobile & Consumer delivered another strong quarter of net new bookings, led by our automotive business. We continue to benefit from a growing proportion of recurring revenue, led by on-demand revenue in our automotive and consumer electronics solutions, as well as our mobile operator services business. This combined with growth in consumer electronics, notably in the Smart TV market, offset challenges in a difficult mobile handset market and declining revenues in our Dragon desktop solutions.  In Q4 15, we launched our new Dragon solutions portfolio with a focus on business productivity and announced the subsequent availability of our cloud-based offering, Dragon Anywhere, to be delivered in early FY 16.   Billings for our mobile cloud services, particularly in our automotive business, continue to drive deferred revenue growth. We reported our fifth consecutive quarter of improved year-over-year segment profit margin, owing to streamlined R&D and marketing expenses.

Enterprise
Our Enterprise business recorded solid net new bookings for its multichannel customer care and voice biometric solutions, and resumed sequential quarterly revenue growth in the second half of FY15. We also improved performance in our contact center solutions and professional services through expanded product offerings and improved focus on verticals, including financial services, telecommunications, and government. Within this part of the business, the division has seen particular strength and acceleration for voice biometric product lines as large enterprises seek to reduce costs and improve security. We experienced growing market preference and differentiation for our cloud-based proactive engagement solutions and achieved a number of competitive wins.  Segment profit in the quarter declined year-over-year due to mix shift from license revenue to hosted and on-demand solutions.

Imaging
Our Imaging business delivered a strong finish to the year. Although revenue was down year-over-year we finished with record net new bookings for Q4, and strong growth for net new bookings and revenue in FY 15, led by our MFP Scan and Print solutions. In addition, the division secured numerous large enterprise deals, including bookings with Samsung and Social Security Administration, which reflect the market’s growing desire for integrated print and capture solutions. We renewed emphasis on targeting specific vertical markets and their document challenges that resulted in significant wins, particularly in financial services, healthcare and government markets, both domestically and abroad, and where RFPs increasingly require Nuance solutions. We delivered the third sequential quarter of year-over-year improvement in segment margin, due to improved maintenance and support gross margin as well as savings in sales expense.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
5

Table: Non-GAAP Revenue by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Healthcare	$227.3	$237.0	$240.1	$238.3	$ 942.7	$231.0	$228.6	$236.9	$241.2	$937.6
Yr/yr. Organic Growth*	1%	1%	(2)%	3%	1%	(0)%	(4)%	(1)%	1%	(1)%
Mobile & Consumer	$112.5	$107.3	$107.0	$114.4	$ 441.0	$107.3	$116.7	$108.6	$121.8	$454.4
Yr/yr. Organic Growth*	(15)%	(6)%	(1)%	7%	(5)%	(1)%	10%	(5)%	(1)%	1%
Enterprise	$ 92.0	$ 89.7	$ 87.3	$ 98.1	$ 367.1	$ 90.6	$ 83.3	$ 87.0	$88.4	$349.3
Yr/yr. Organic Growth*	(7)%	3%	(9)%	(10)%	(6)%	(4)%	(7)%	(0)%	(10)%	(5)%
Imaging	$ 58.3	$ 56.0	$ 52.4	$ 69.5	$ 236.3	$ 60.1	$ 59.5	$ 56.3	$61.9	$237.7
Yr/yr. Organic Growth*	(6)%	(9)%	(11)%	9%	(5) %	(9)%	(7)%	(8)%	__(11)%	(9)%
Total revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7	$513.3	$1,979.1
Yr/yr. Organic Growth*	(6)%	(2)%	(4)%	2%	(2)%	(2)%	(2)%	(3)%	(3)%	(2)%

* Organic growth is calculated by comparing reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Healthcare	$78.5	$91.5	$84.9	$85.2	$340.1	$78.3	$79.8	$81.8	$93.7	$333.6
Segment Profit as % of Segment Revenue	35%	39%	35%	36%	36%	34%	35%	35%	39%	36%
Mobile & Consumer	$12.1	$16.7	$19.7	$27.3	$75.8	$11.7	$33.8	$27.0	$42.7	$115.1
Segment Profit as % of Segment Revenue	11%	16%	18%	24%	17%	11%	29%	25%	35%	25%
Enterprise	$22.4	$18.2	$18.3	$29.2	$88.1	$24.7	$19.3	$24.9	$23.5	$92.4
Segment Profit as % of Segment Revenue	24%	20%	21%	30%	24%	27%	23%	29%	27%	26%
Imaging	$22.7	$20.7	$16.9	$28.8	$89.1	$19.9	$22.1	$21.8	$25.5	$89.3
Segment Profit as % of Segment Revenue	39%	37%	32%	41%	38%	33%	37%	39%	41%	38%
Total segment profit	$135.7	$147.1	$139.8	$170.5	$593.1	$134.6	$155.0	$155.5	$185.4	$630.5
Total segment profit as % of total segment revenue	28%	30%	29%	33%	30%	28%	32%	32%	36%	32%

+ In October 2014, we realigned certain of our product offerings which were previously reported in the Mobile and Consumer segment into the Enterprise segment. Accordingly, the segment results in prior periods have been reclassified to conform to current period segment reporting presentation.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
6

Transition to Recurring Revenue Models
Total non‑GAAP recurring revenue has increased from approximately 52% of total non-GAAP revenue in fiscal 2012 to 68% in the fourth quarter 2015, and non-GAAP perpetual license revenue fell from approximately 38% of total non-GAAP revenue to 23% over the same period. Recurring revenue streams make up an increasing proportion of total revenue, driven by growing customer preference for cloud and subscription offerings. Recent trends in customer demand and bookings across business lines suggest that the shift toward higher recurring revenues will continue.

In the fourth quarter 2015, we reported non-GAAP total recurring revenue of $347.0 million, compared to $325.7 million a year ago, and driven by our automotive, Dragon Medical, diagnostics, on-demand customer care offerings. In the fourth quarter 2015, non‑GAAP perpetual license revenue was $118.4 million, compared to $142.2 million a year ago.

For the fiscal year 2015, non-GAAP recurring revenue represented 66% of total non-GAAP revenue, compared to 64% in 2014.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Perpetual Product and Licensing	$131.1	$125.4	$119.6	$142.2	$518.3	$119.2	$125.9	$111.7	$118.4	$475.2
% of Revenue	27%	25%	25%	27%	26%	24%	26%	23%	23%	24%
Recurring Product and Licensing *	$58.9	$56.7	$54.2	$60.2	$230.0	$61.1	$57.8	$58.2	$76.9	$254.0
% of Revenue	12%	12%	11%	12%	12%	13%	12%	12%	15%	13%
Professional Services	$ 54.2	$ 57.7	$ 57.8	$ 58.6	$228.2	$ 55.2	$ 51.6	$ 51.6	$53.2	$211.5
% of Revenue	11%	12%	12%	11%	11%	11%	11%	11%	10%	11%
On-demand	$171.6	$176.1	$178.8	$179.3	$705.8	$174.8	$176.2	$185.8	$184.2	$721.2
% of Revenue	35%	36%	37%	35%	36%	36%	36%	38%	36%	36%
Maintenance and Support	$ 74.3	$ 74.1	$ 76.4	$ 80.0	$304.8	$ 78.8	$ 76.6	$ 81.3	$80.6	$317.1
% of Revenue	15%	15%	15%	15%	15%	16%	16%	17%	16%	16%
Total revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7	$513.3	$1,979.1
Total Recurring Revenue *	$309.6	$313.7	$314.3	$325.7	$1,263.3	$321.7	$315.6	$330.4	$347.0	$1,314.7
% of Revenue	63%	64%	65%	63%	64%	66%	65%	68%	68%	66%

* Total Recurring Revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of professional services revenue delivered under ongoing subscription contracts. Recurring Product and Licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
7

We ended Q4 15 with total deferred revenue of $668.2 million, up 22% from $548.1 million a year ago. Deferred revenue growth was driven by our on-demand and maintenance and support contracts, most notably for our automotive business.

Table: Total Deferred Revenue

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Total Deferred Revenue (in millions)	$484.3	$504.9	$523.4	$548.1	$621.1	$637.8	$647.6	$668.2

Non-GAAP Expenses
The following discussion provides commentary for gross margin, operating margin and expenses on a non‑GAAP basis.

In 2015, we initiated a formal transformation program designed to focus our product investments on our best growth opportunities, increase operating efficiencies, reduce costs and further enhance shareholder value through share buybacks. We have targeted expense reductions that will contribute $125 million in total annualized cost savings by the close of fiscal 2016. Actions to date, under this program, have contributed more than $75 million in annualized savings and represent substantial progress toward our goal. These actions contributed to both sequential and year-over-year improvements in gross margins, operating margins, EPS, and operating cash flow.

Fourth quarter 2015 gross margin was 64.4% compared to 64.0% a year ago. Gross margin improved year over year for the third consecutive quarter. Hosting revenue delivered the greatest gross margin improvement primarily due to reduced costs in our On-Demand healthcare offerings and improvements in margin expansion for our mobile and handset solutions. We experienced additional, modest margin improvements in mobile operator services. Support & Maintenance margins also improved, led by revenue growth and a reduced cost base as part of our transformation program.

Fourth quarter 2015 operating margin was 30.2% compared to 25.9% a year ago. This is the fifth consecutive quarter of year-over-year operating margin improvement from our intensified focus on cost containment. The 430 basis point improvement was the result of gross margin improvements and cost reductions in all our operating expense categories from last year. Q4 15 total operating expenses were $175.4 million, compared to $198.4 million a year ago. Q4 15 R&D expense was $61.3 million, down from $71.0 million in Q4 14. Q4 15 sales and marketing expense was $85.8 million, down from $93.2 million in Q4 14, and general and administrative expense decreased from $34.2 million to $28.3 million over the same period.

Interest Expense. Net interest expense decreased $2.6 million year over year, benefitting from the retirement of $250 million in convertible debentures that we called for redemption in August 2014.

Cash Flow from Operations and DSO
Fourth quarter 2015 cash flow from operations (CFFO) was $151.6 million, up 58% from $95.9 million a year ago. This was our sixth consecutive quarter of year-over-year CFFO growth. CFFO as a percent of non-GAAP net income in the quarter was 117%, up from 89% a year ago and exceeded our target of 100%. Cash flow performance in the fourth quarter benefited from strong profitability, DSO improvements and continued growth in deferred revenue.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
8

Cash flow from operations in fiscal 2015 was $487.6 million, up 36% from $358.1 million in fiscal 2014. CFFO as a percent of non-GAAP net income for the year was 118%, up from 99% a year ago and exceeded our target of 100%. Cash flow performance for fiscal 2015 benefited from strong profitability, continued growth in deferred revenue and significant cash generation from accounts receivables due 9 days of DSO improvement.

Table: Operating Cash Flow

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Cash Flow from Operations (in millions)	$78.2	$87.0	$97.0	$95.9	$95.7	$119.9	$120.3	151.6

Days Sales Outstanding (DSO). In the fourth quarter, DSO was 67 days, compared to 76 days a year ago. The improvement in DSO was due to better cash collections and ongoing transition to hosted and term offerings, which are billed on a more frequent basis.

Table: Days Sales Outstanding (DSO)

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Days Sales Outstanding	74	72	74	76	78	74	69	67

Stock Repurchase Program
During the fourth quarter 2015, we repurchased 3.29 million shares of our common stock, for a total amount of $56.5 million at an average price per share of $17.19. From October 1, 2015 up to November 13, 2015, we repurchased an additional 478,414 shares of our common stock, for a total amount of $8.2 million at an average price per share of $17.06. As a result of these repurchases, as of November 13, 2015, we had approximately $482 million remaining under the Board’s authorization.

Discussion of Q1 and Fiscal 2016 Guidance and Outlook
In FY 16, we expect a continuation of the market trends we experienced in FY 15. We intend to improve our performance, evolve our business toward recurring revenue models, execute upon our transformation program, and position the company for increased future revenue growth. Our performance will be evident in several key metrics.

We expect net new bookings growth to be in the range of 2% to 5% in FY 16. Net new bookings growth will be led primarily by our Enterprise, Diagnostics, Dragon Medical and Clintegrity solutions.

In FY 16 we expect strong revenue growth in our Enterprise, Automotive, Mobile Operator Services, and MFP Print and Scan solutions, offset to some degree by continued pressure on our handset and HIM On Demand business lines, as well as the accelerated transition of Diagnostics and Dragon Medical from perpetual to subscription models. If we sold the same mix of perpetual and subscription models in FY 16 as we did in FY 15 for Diagnostics and Dragon Medical, we would expect approximately $33 million in additional non-GAAP revenue. Non-GAAP recurring revenues were 66% of total non-GAAP revenues in FY 15. We anticipate that recurring revenues will

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
9

continue to increase in FY16, due in part to the accelerated transition to subscription models for our Diagnostics and Dragon Medical product lines.

We expect to see similar quarterly seasonality of revenues as in past years, and expect revenue to be weighted somewhat toward the back half of the year given the implementation timing of certain projects, in our Enterprise, Healthcare and automotive businesses, booked in FY 15. In addition, we anticipate that Q1 16 revenues will be approximately $12 million lower than they otherwise would have been at Q1 15 currency rates.
Taking these factors into account, we expect FY 16 non-GAAP revenues between $1,980.0 million and $2,030.0 million, and FY 16 GAAP revenues between $1,952.5 million and $2,002.5 million. We expect Q1 16 non‑GAAP revenues of $486.0 million to $498.0 million, and Q1 16 GAAP revenues of $477.8 million to $489.8 million.

We expect improvement in gross margins in FY 16, thanks to efficiency initiatives that continue across our business. Although more of our revenues will continue to be derived from on-demand and connected services, which are gaining scale but remain lower in gross margin, we expect our blended gross margins to be between 63 and 64 percent.
In 2016, we will continue to execute on our transformation program, and remain on track to achieve our target of $125 million of annualized expense reductions. However, the remaining savings will be achieved at a slower rate than the initial savings achieved in 2015, as continued cost reductions are offset by investments in our highest growth areas, continued mix shift and normal annual expense increases including our annual merit-based salary adjustments for our employees. We remain confident that we will achieve our $125 million target by the close of fiscal 2016 as we originally planned. Overall we expect FY 16 operating margins between 27 and 28 percent.

In FY 15, cash flow from operations as a percentage of non-GAAP net income was 119%, above our target of 100%. This metric has trended upward over recent years, owing to growth in deferred revenue from our on-demand and maintenance and support businesses as well as significant improvements in DSO. Interest payment timing will continue to impact the quarterly variability of this ratio, as interest expense is accrued each quarter but cash interest payments are made primarily in second and fourth of each year. For FY 16, we expect cash flow from operations as a percentage of non-GAAP net income to be between 105% and 110%.

Net cash interest expenses will be approximately $85 million for the year. We anticipate a net cash tax rate between 6% and 7%.
As of September 30, 2015, we have spent $510 million out of our authorized $1 billion repurchase plan, repurchasing 31.2 million shares. We expect to continue to execute our repurchase plan in FY 16.
Considering these factors and the revenue projections above, we expect FY 16 non-GAAP EPS between $1.35 and $1.45 and GAAP EPS between $(0.02) and $0.08. We expect Q1 16 non-GAAP EPS between $0.31 to $0.33 and Q1 16 GAAP EPS between $(0.05) to $(0.03).

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
10

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; changes to economic conditions in the United States and internationally; fluctuating currency rates, our ability to control and successfully manage our expenses and cash position; our ability to execute our formal transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2014 and our quarterly reports, and other reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
11

The information included in these prepared remarks should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2015 and 2014, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions, Quantim and Equitrac for the three and twelve months ended September 30, 2015, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
12

accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
13

normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense while costs for the extension of the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items include losses from the extinguishment of our convertible debt and adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, and gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
14

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014

Revenues:
Product and licensing	$189,345	$189,508	$696,290	$710,988
Professional services and hosting	234,552	233,557	919,479	910,916
Maintenance and support	80,222	79,249	315,367	301,547
Total revenues	504,119	502,314	1,931,136	1,923,451

Cost of revenues:
Product and licensing	23,341	22,952	91,839	97,550
Professional services and hosting	157,692	157,644	619,880	633,248
Maintenance and support	13,363	14,020	54,514	52,553
Amortization of intangible assets	17,108	15,447	63,646	60,989
Total cost of revenues	211,504	210,063	829,879	844,340

Gross profit	292,615	292,251	1,101,257	1,079,111

Operating expenses:
Research and development	73,939	86,355	310,332	338,543
Sales and marketing	107,093	107,575	410,882	424,544
General and administrative	45,178	52,773	182,456	184,663
Amortization of intangible assets	26,104	27,733	104,630	109,063
Acquisition-related cost, net	677	5,508	14,379	24,218
Restructuring and other charges, net	10,966	2,265	23,669	19,443
Total operating expenses	263,957	282,209	1,046,348	1,100,474

Income (loss) from operations	28,658	10,042	54,909	(21,363)
Other expense, net	(28,553)	(32,506)	(135,381)	(133,657)
Income (loss) before income taxes	105	(22,464)	(80,472)	(155,020)
Provision (benefit) for income taxes	11,132	(21,008)	34,538	(4,677)
Net loss	$(11,027)	$(1,456)	$(115,010)	$(150,343)

Net loss per share:
Basic	$(0.04)	$(0.00)	$(0.36)	$(0.47)
Diluted	$(0.04)	$(0.00)	$(0.36)	$(0.47)

Weighted average common shares outstanding:
Basic	309,281	318,725	317,028	316,936
Diluted	309,281	318,725	317,028	316,936

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
15

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2015	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$479,449	$547,230
Marketable securities	57,237	40,974
Accounts receivable, net	373,162	428,266
Prepaid expenses and other current assets	134,086	148,030
Total current assets	1,043,934	1,164,500

Marketable securities	32,099	—
Land, building and equipment, net	186,007	191,411
Goodwill	3,378,334	3,410,893
Intangible assets, net	796,285	915,483
Other assets	148,686	137,997
Total assets	$5,585,345	$5,820,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,834	$4,834
Contingent and deferred acquisition payments	15,651	35,911
Accounts payable and accrued expenses	281,190	303,039
Deferred revenue	324,709	298,225
Total current liabilities	626,384	642,009

Long-term portion of debt	2,118,821	2,127,392
Deferred revenue, net of current portion	343,452	249,879
Other liabilities	231,436	219,012
Total liabilities	3,320,093	3,238,292

Stockholders' equity	2,265,252	2,581,992
Total liabilities and stockholders' equity	$5,585,345	$5,820,284

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
16

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014

Cash flows from operating activities:
Net loss	$(11,027)	$(1,456)	$(115,010)	$(150,343)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,753	56,496	230,645	221,776
Stock-based compensation	56,804	45,423	176,776	192,964
Non-cash interest expense	7,300	8,532	29,378	36,719
Deferred tax provision (benefit)	9,161	(24,523)	16,690	(22,172)
Loss on extinguishment of debt	—	—	17,714	—
Other	4,203	(3,432)	9,843	(7,726)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(9,333)	(34,796)	41,657	(39,502)
Prepaid expenses and other assets	10,778	9,057	(3,931)	(396)
Accounts payable	11,429	(3,614)	(3,218)	(28,617)
Accrued expenses and other liabilities	(4,952)	9,983	(48,118)	13,617
Deferred revenue	18,491	34,264	135,151	141,827
Net cash provided by operating activities	151,607	95,934	487,577	358,147
Cash flows from investing activities:
Capital expenditures	(9,880)	(18,928)	(58,039)	(60,287)
Payments for business and technology acquisitions, net of cash acquired	(1,244)	(116,817)	(83,278)	(253,000)
Purchases of marketable securities and other investments	(33,932)	(43,026)	(148,697)	(62,639)
Proceeds from sales and maturities of marketable securities and other investments	34,386	32,124	83,867	64,975
Net cash used in investing activities	(10,670)	(146,647)	(206,147)	(310,951)
Cash flows from financing activities:
Payments of debt	(1,208)	(251,183)	(261,051)	(255,038)
Proceeds from long-term debt, net of issuance costs	(2,988)	—	253,224	—
Payments for repurchase of common stock	(60,076)	—	(298,279)	(26,483)
Payments on other long-term liabilities	(620)	(674)	(3,003)	(2,890)
Payments for settlement of share-based derivatives, net	—	—	(340)	(5,286)
Proceeds from issuance of common stock from employee stock plans	13,441	9,127	25,776	22,652
Cash used to net share settle employee equity awards	(4,287)	(4,803)	(57,560)	(40,121)
Net cash used in financing activities	(55,738)	(247,533)	(341,233)	(307,166)
Effects of exchange rate changes on cash and cash equivalents	(2,866)	(1,460)	(7,978)	(918)
Net increase (decrease) in cash and cash equivalents	82,333	(299,706)	(67,781)	(260,888)
Cash and cash equivalents at beginning of period	397,116	846,936	547,230	808,118
Cash and cash equivalents at end of period	$479,449	$547,230	$479,449	$547,230

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
17

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP revenue	$504,119	$502,314	$1,931,136	$1,923,451
Acquisition-related revenue adjustments: product and licensing	6,026	12,914	32,923	37,298
Acquisition-related revenue adjustments: professional services and hosting	2,843	4,346	13,142	23,117
Acquisition-related revenue adjustments: maintenance and support	332	679	1,868	3,219
Non-GAAP revenue	$513,320	$520,253	$1,979,069	$1,987,085

GAAP cost of revenue	$211,504	$210,063	$829,879	$844,340
Cost of revenue from amortization of intangible assets	(17,108)	(15,447)	(63,646)	(60,989)
Cost of revenue adjustments: product and licensing (1,2)	140	939	1,021	2,171
Cost of revenue adjustments: professional services and hosting (1,2)	(10,494)	(7,402)	(29,735)	(30,804)
Cost of revenue adjustments: maintenance and support (1,2)	(1,413)	(946)	(3,989)	(3,426)
Non-GAAP cost of revenue	$182,629	$187,207	$733,530	$751,292

GAAP gross profit	$292,615	$292,251	$1,101,257	$1,079,111
Gross profit adjustments	38,076	40,795	144,282	156,682
Non-GAAP gross profit	$330,691	$333,046	$1,245,539	$1,235,793

GAAP income (loss) from operations	$28,658	$10,042	$54,909	$(21,363)
Gross profit adjustments	38,076	40,795	144,282	156,682
Research and development (1)	12,651	10,436	39,038	44,139
Sales and marketing (1)	18,134	14,338	50,310	53,448
General and administrative (1)	13,638	12,462	51,955	59,164
Amortization of intangible assets	26,104	27,733	104,630	109,063
Costs associated with IP collaboration agreements	2,000	4,937	10,500	19,748
Acquisition-related costs, net	677	5,508	14,379	24,218
Restructuring and other charges, net	10,966	2,265	23,669	19,443
Other	4,342	6,124	24,933	7,185
Non-GAAP income from operations	$155,246	$134,640	$518,605	$471,727

GAAP provision (benefit) for income taxes	$11,132	$(21,008)	$34,538	$(4,677)
Non-cash taxes	(6,621)	24,853	(15,199)	22,172
Non-GAAP provision for income taxes	$4,511	$3,845	$19,339	$17,495

GAAP net loss	$(11,027)	$(1,456)	$(115,010)	$(150,343)
Acquisition-related adjustment - revenue (2)	9,201	17,939	47,933	63,634
Acquisition-related adjustment - cost of revenue (2)	(614)	(778)	(2,770)	(4,154)
Acquisition-related costs, net	677	5,508	14,379	24,218
Cost of revenue from amortization of intangible assets	17,108	15,447	63,646	60,989
Amortization of intangible assets	26,104	27,733	104,630	109,063
Restructuring and other charges, net	10,966	2,265	23,669	19,443
Non-cash stock-based compensation (1)	56,804	45,423	176,776	192,964
Non-cash interest expense	7,300	8,532	29,378	36,719
Non-cash income taxes	6,621	(24,853)	15,199	(22,172)
Costs associated with IP collaboration agreements	2,000	4,937	10,500	19,748
Change in fair value of share-based instruments	—	787	204	4,358
Loss on extinguishment of debt	—	—	17,714	—
Other	4,507	6,124	25,362	5,670
Non-GAAP net income	$129,647	$107,608	$411,610	$360,137

Non-GAAP diluted net income per share	$0.41	$0.33	$1.27	$1.12

Diluted weighted average common shares outstanding	317,443	327,062	323,940	322,816

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
18

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014

GAAP operating expenses	$263,957	$282,209	$1,046,348	$1,100,474
Research and development (1)	(12,651)	(10,436)	(39,038)	(44,139)
Sales and marketing (1)	(18,134)	(14,338)	(50,310)	(53,448)
General and administrative (1)	(13,638)	(12,462)	(51,955)	(59,164)
Amortization of intangible assets	(26,104)	(27,733)	(104,630)	(109,063)
Costs associated with IP collaboration agreements	(2,000)	(4,937)	(10,500)	(19,748)
Acquisition-related costs, net	(677)	(5,508)	(14,379)	(24,218)
Restructuring and other charges, net	(10,966)	(2,265)	(23,669)	(19,443)
Other	(4,342)	(6,124)	(24,933)	(7,185)
Non-GAAP operating expenses	$175,445	$198,406	$726,934	$764,066

GAAP research and development expense	$73,939	$86,355	$310,332	$338,543
Non-cash stock-based compensation (1)	(12,651)	(10,436)	(39,038)	(44,139)
Costs associated with IP collaboration agreements	—	(4,937)	(2,500)	(19,748)
Non-GAAP research and development expense	$61,288	$70,982	$268,794	$274,656

GAAP sales and marketing expense	$107,093	$107,575	$410,882	$424,544
Non-cash stock-based compensation (1)	(18,134)	(14,338)	(50,310)	(53,448)
Costs associated with IP collaboration agreements	(2,000)	—	(8,000)	—
Other	(1,131)	—	(2,578)	—
Non-GAAP sales and marketing expense	$85,828	$93,237	$349,994	$371,096

GAAP general and administrative expense	$45,178	$52,773	$182,456	$184,663
Non-cash stock-based compensation (1)	(13,638)	(12,462)	(51,955)	(59,164)
Other	(3,211)	(6,124)	(22,355)	(7,185)
Non-GAAP general and administrative expense	$28,329	$34,187	$108,146	$118,314

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$185	$(476)	$516	$724
Cost of professional services and hosting	10,783	7,717	30,968	32,063
Cost of maintenance and support	1,413	946	3,989	3,426
Research and development	12,651	10,436	39,038	44,139
Sales and marketing	18,134	14,338	50,310	53,448
General and administrative	13,638	12,462	51,955	59,164
Total	$56,804	$45,423	$176,776	$192,964

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$9,201	$17,939	$47,933	$63,634
Cost of product and licensing	(325)	(463)	(1,537)	(2,895)
Cost of professional services and hosting	(289)	(315)	(1,233)	(1,259)
Total	$8,587	$17,161	$45,163	$59,480

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0	$475.1	$477.9	$504.1	$1,931.1
Adjustment	$20.1	$14.3	$11.3	$17.9	$63.6	$15.0	$13.0	$10.8	$9.2	$47.9
Non-GAAP Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7	$513.3	$1,979.1

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$221.6	$232.5	$236.2	$235.1	$925.4	$227.9	$225.5	$234.4	$239.0	$926.8
Adjustment	$5.7	$4.5	$3.9	$3.2	$17.3	$3.1	$3.1	$2.4	$2.1	$10.7
Non-GAAP Revenue	$227.3	$237.0	$240.1	$238.3	$942.7	$231.0	$228.6	$236.8	$241.2	$937.6

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$109.7	$104.5	$104.9	$112.3	$431.3	$105.5	$115.0	$106.9	$120.2	$447.6
Adjustment	$2.8	$2.8	$2.1	$2.0	$9.7	$1.8	$1.7	$1.7	$1.6	$6.8
Non-GAAP Revenue	$112.5	$107.3	$107.0	$114.4	$441.0	$107.3	$116.7	$108.5	$121.8	$454.4

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$89.4	$87.8	$85.7	$96.9	$359.8	$89.8	$82.6	$86.4	$87.9	$346.7
Adjustment	$2.6	$1.9	$1.6	$1.2	$7.3	$0.9	$0.7	$0.6	$0.5	$2.7
Non-GAAP Revenue	$92.0	$89.7	$87.3	$98.1	$367.1	$90.6	$83.3	$87.0	$88.4	$349.3

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$49.3	$50.9	$48.8	$58.0	$207.0	$50.8	$52.0	$50.2	$57.0	$210.0
Adjustment	$9.0	$5.1	$3.7	$11.5	$29.3	$9.2	$7.5	$6.1	$4.9	$27.7
Non-GAAP Revenue	$58.3	$56.0	$52.4	$69.5	$236.3	$60.1	$59.5	$56.3	$61.9	$237.7

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$584.1	$578.1	$123.3	$121.1	$116.7	$135.5	$496.6	$117.0	$121.3	$108.1	$115.9	$462.1
Adjustment	$73.9	$45.7	$7.8	$4.3	$2.9	$6.7	$21.7	$2.2	$4.6	$3.6	$2.4	$13.0
Non-GAAP Revenue	$658.0	$623.8	$131.1	$125.4	$119.6	$142.2	$518.3	$119.2	$125.9	$111.7	$118.3	$475.2

Recurring Product and Licensing Revenue	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$156.6	$175.6	$55.2	$53.7	$51.5	$54.0	$214.4	$52.7	$53.2	$54.7	$73.5	$234.1
Adjustment	$0.0	$24.4	$3.7	$3.0	$2.7	$6.2	$15.6	$8.4	$4.6	$3.5	$3.6	$20.1
Non-GAAP Revenue	$156.6	$200.0	$58.9	$56.7	$54.2	$60.2	$230.0	$61.1	$57.8	$58.2	$76.9	$254.0

Professional Services Revenue	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$183.1	$208.1	$50.8	$55.4	$56.3	$58.3	$220.7	$54.8	$51.2	$51.2	$52.9	$210.0
Adjustment	$0.7	$17.9	$3.4	$2.3	$1.5	$0.3	$7.5	$0.4	$0.4	$0.4	$0.3	$1.5
Non-GAAP Revenue	$183.8	$226.0	$54.2	$57.7	$57.8	$58.6	$228.2	$55.2	$51.6	$51.6	$53.2	$211.5

Hosting Revenue	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$490.9	$624.3	$167.3	$172.2	$175.4	$175.3	$690.2	$171.4	$173.3	$183.1	$181.7	$709.5
Adjustment	$5.3	$9.3	$4.3	$3.9	$3.4	$4.0	$15.6	$3.4	$2.9	$2.8	$2.4	$11.5
Non-GAAP Revenue	$496.2	$633.6	$171.6	$176.1	$178.8	$179.3	$705.8	$174.8	$176.2	$185.9	$184.2	$721.2

Maintenance and Support Revenue	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$236.8	$269.2	$73.4	$73.3	$75.6	$79.2	$301.6	$78.2	$76.1	$80.9	$80.2	$315.4
Adjustment	$6.7	$5.1	$0.9	$0.8	$0.8	$0.7	$3.2	$0.6	$0.5	$0.4	$0.3	$1.8
Non-GAAP Revenue	$243.5	$274.3	$74.3	$74.1	$76.4	$80.0	$304.8	$78.8	$76.6	$81.3	$80.6	$317.1

Total Recurring Revenue	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Revenue	$896.7	$1,087.4	$300.5	$305.7	$307.3	$314.8	$1,228.4	$308.9	$307.5	$323.6	$340.5	$1,280.5
Adjustment	$12.2	$40.2	$9.2	$8.0	$7.0	$10.9	$34.9	$12.7	$8.1	$6.8	$6.5	$34.1
Non-GAAP Revenue	$908.8	$1,127.6	$309.6	$313.7	$314.3	$325.7	$1,263.3	$321.7	$315.6	$330.4	$347.0	$1,314.7

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015

Total segment revenues	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7	$513.3	$1,979.1
Acquisition-related revenues	(20.1)	(14.3)	(11.3)	(17.9)	(63.6)	(15.0)	(13.0)	(10.8)	(9.2)	(47.9)
Total consolidated revenues	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0	$475.1	$477.9	$504.1	$1,931.1

Total segment profit	$135.7	$147.1	$139.8	$170.5	$593.1	$134.6	$155.0	$155.5	$185.4	$630.5
Corporate expenses and other, net	(31.3)	(30.1)	(25.3)	(42.0)	(128.5)	(35.7)	(35.5)	(31.2)	(34.4)	(136.8)
Acquisition-related revenues and costs of revenue adjustment	(18.8)	(13.0)	(10.5)	(17.2)	(59.5)	(14.3)	(12.1)	(10.2)	(8.6)	(45.2)
Non-cash stock-based compensation	(47.2)	(44.9)	(55.4)	(45.4)	(193.0)	(47.4)	(30.9)	(41.7)	(56.8)	(176.8)
Amortization of intangible assets	(42.7)	(41.9)	(42.3)	(43.2)	(170.1)	(42.0)	(41.0)	(42.1)	(43.2)	(168.3)
Acquisition-related costs, net	(2.8)	(6.8)	(9.1)	(5.5)	(24.2)	(4.8)	(6.5)	(2.4)	(0.7)	(14.4)
Restructuring and other charges, net	(3.8)	(4.7)	(8.6)	(2.3)	(19.4)	(2.2)	0.3	(10.8)	(11.0)	(23.7)
Costs associated with IP collaboration agreements	(4.9)	(4.9)	(4.9)	(4.9)	(19.7)	(2.9)	(2.9)	(2.6)	(2.0)	(10.5)
Other expense, net	(36.6)	(33.5)	(31.0)	(32.5)	(133.7)	(30.1)	(29.5)	(47.2)	(28.6)	(135.4)
(Loss) income before income taxes	($52.4)	($32.8)	($47.3)	($22.5)	($155.0)	($44.7)	($3.0)	($32.9)	$0.1	($80.5)

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
23

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31, 2015
	Low	High
GAAP revenue	$477,800	$489,800
Acquisition-related adjustment - revenue	8,200	8,200
Non-GAAP revenue	$486,000	$498,000

GAAP net loss per share	$(0.05)	$(0.03)
Acquisition-related adjustment - revenue	0.03	0.03
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.02	0.02
Non-cash income taxes	0.00	0.00
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.02	0.02
Other	0.01	0.01
Non-GAAP net income per share	$0.31	$0.33

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	310,500	310,500
Weighted average common shares: diluted	317,500	317,500

© 2015 Nuance Communications, Inc. All rights reserved

2015 fourth quarter and fiscal year results	November 16, 2015
Prepared remarks
24

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2016
	Low	High
GAAP revenue	$1,952,500	$2,002,500
Acquisition-related adjustment - revenue	27,500	27,500
Non-GAAP revenue	$1,980,000	$2,030,000

GAAP net loss per share	$(0.02)	$0.08
Acquisition-related adjustment - revenue	0.09	0.09
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.03	0.03
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.34	0.34
Non-cash stock-based compensation	0.53	0.53
Non-cash interest expense	0.09	0.09
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.02	0.02
Other	0.04	0.04
Non-GAAP net income per share	$1.35	$1.45

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	311,500	311,500
Weighted average common shares: diluted	318,000	318,000

© 2015 Nuance Communications, Inc. All rights reserved